Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-7366, No. 333-106654, and No. 33-25333 of Nortel Networks Corporation on Form S-8 of our report dated June 22, 2006, relating to the Financial Statements and Supplemental Schedule of the Nortel Networks Long-Term Investment Plan (which report expressed an unqualified opinion and includes an explanatory paragraph relating to a suspension in March 2006 of contributions into the Nortel Networks Corporation Stock Fund), appearing in this Annual Report on Form 11-K of the Nortel Networks Long-Term Investment Plan for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Dallas, Texas
June 27, 2006